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                                                              EXHIBIT 23(h)(iii)

                                SERVICE AGREEMENT

Ladies and Gentlemen:

     This will confirm the terms of our agreement (the "Service Agreement") dated as of ____________________________ by and between the Lord Abbett Series Fund, Inc. (the "Fund"), on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, and ____________________________ ("Insurance Company"), implementing the terms and provisions of a service agreement with respect to shares of the Fund (the "Shares").

1.   COMPENSATION AND SERVICES TO BE PERFORMED.

     (a) The Fund will pay the Insurance Company a fee (the "Service Payment") for its services in connection with the servicing of the Shares purchased indirectly by the Insurance Company's customers ("Contract Owners") through their purchases of contracts ("Variable Contracts") issued by one or more variable insurance separate accounts of the Insurance Company (the "Separate Accounts"). The Service Payment will be calculated daily and paid quarterly at the annual rate of .25% of the average daily net asset value of the respective Shares held by the Separate Accounts. For purposes of calculating the fee payable to the Insurance Company the average daily net asset value of the Shares will be calculated in accordance with the procedure set forth in the Fund's current Prospectus and Statement of Additional Information.

     (b) The support services to be furnished by the Insurance Company include the following: (i) providing information periodically to Contract Owners showing their positions in Shares through the Separate Accounts; (ii) responding to Contract Owners inquiries relating to the services performed by the Insurance Company; (iii) forwarding shareholder communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Contract Owners, if required by law; (iv) providing information to Contract Owners with respect to Share attributable to Contract Owners; and (v) such other similar services as the Fund may reasonably request from time to time to the extent the Insurance Company is permitted to do so under federal and state statutes, rules and regulations.

     (c) In connection with this Service Agreement, the Insurance Company shall be deemed to be an independent contractor, and shall have no authority to act as agent for the Fund in any matter.

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     (d)  The parties hereto agree that the Service Payment to Insurance Company under this Section 1 is for shareholder services only and does not constitute payment in any manner for distribution services.

     (e) The Insurance Company may hire or make arrangements for subcontractors, agents or affiliates to perform the services set forth in this Agreement. Insurance Company shall provide the Fund with written notice of the names of any subcontractors, agents or affiliates Insurance Company hires or arranges to perform such services, and any specific operational requirements that arise as a result of such arrangement. Insurance Company agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by Insurance Company in Section 6 of this Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of Insurance Company

2.   TERM OF THE AGREEMENT.

     The Service Agreement will have an initial term of one year and shall renew automatically for successive one year terms unless terminated at any time, without penalty, by the Fund or by the Insurance Company upon no less than ninety (90) days advance written notice to the other party.

3.   AMENDMENT AND ASSIGNMENT.

     The Service Agreement may be amended from time to time by agreement of the Insurance Company and the Fund. The Service Agreement is non-assignable.

4.   REPRESENTATIONS OF THE INSURANCE COMPANY.

     (a) The Insurance Company represents to the Fund that any compensation payable to the Insurance Company in connection with the investment of its Separate Accounts' assets in the Fund, including the compensation payable hereunder and any additional fees the Insurance Company may directly assess in connection with a Variable Contract investment, (i) will be disclosed by the Insurance Company to the Contract Owners in the prospectuses for the Separate Accounts, (ii) will not result in an excessive fee to the Insurance Company under any provision of law, including, without limitation NASD Conduct Rule 2820.

     (b) The Insurance Company represents and warrants that the Service Payment paid to Insurance Company pursuant to Section 1 is solely in exchange for

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          the shareholder services outline in Section 1 and will not be used or accepted in whole or in part for distribution services.

5.   WRITTEN REPORTS.

     The Insurance Company will provide the Fund with such information as the Fund may reasonably request and will cooperate with and assist the Fund in the preparation or reports, if any, to be furnished to its Board of Directors concerning the Service Agreement and any fees or compensation paid or payable pursuant hereto, in addition to any other reports or filings that may be required by law.

6.   INDEMNIFICATION.

     (a) Insurance Company agrees to release, indemnify and hold harmless the Fund from and against any and all liabilities or losses directly resulting from any action or inaction by the Insurance Company, its directors, officers, partners, employees or agents regarding the Insurance Company's responsibilities under this Agreement.

     (b) Fund agrees to release, indemnify and hold harmless the Insurance Company from and against any and all liabilities or losses directly resulting from any action or inaction by the Fund, its directors, officers, partners, employees or agents or affiliates regarding the Fund's responsibilities under this Agreement.

     (c) The parties agree that the indemnification provisions of this Agreement shall not limit or restrict a party's rights to seek indemnification under a separate agreement between the parties.

7.   GOVERNING LAW.

     The Service Agreement shall be construed in accordance with the laws of the State of New York.

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     If the terms and conditions set forth above are in accordance with your understanding, kindly indicate your acceptance of the Service Agreement by signing it in the place provided below and returning an executed copy of the Service Agreement to the Fund.

LORD ABBETT SERIES FUND, INC.


By:
    ------------------------
Name:
Title:


Accepted and Agreed:

INSURANCE COMPANY:


----------------------------


By:
    ------------------------
Name:
Title:
Address:

Date:

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